Exhibit 99.1

A.P. Pharma Announces Changes in Management and Hires Leading Consulting Practice to Lead FDA Review Process

REDWOOD CITY, Calif. – May 26, 2010 – A.P. Pharma, Inc. (Nasdaq: APPA), a specialty pharmaceutical company, today announced that it has hired a leading consulting practice in pharmaceutical regulatory affairs to lead the U.S. Food and Drug Administration (FDA) review process and formed a special committee of the Board to oversee the Company’s regulatory affairs.  These actions have been taken to maximize the probability of approval by the FDA of APF530, its lead product candidate for the prevention of acute- and delayed-onset chemotherapy-induced nausea and vomiting.  APF530 is a long-acting formulation of granisetron that utilizes the Company’s proprietary Biochronomer™ drug delivery system.  In March 2010, A.P. Pharma received a Complete Response Letter from the FDA regarding its New Drug Application submitted in May 2009.  The Complete Response Letter outlined several issues that would need to be addressed prior to FDA approval of APF530.

A.P. Pharma also announced that Ronald J. Prentki, President, Chief Executive Officer and Director, has resigned due to differences of opinion in regulatory strategy.  Mr. Prentki has agreed to assist in implementing an orderly transition of management responsibilities.  With Mr. Prentki’s resignation, the Company announced that John B. Whelan, who has served as Vice President, Finance and Chief Financial Officer since February 2009, has been appointed to the position of Acting Chief Executive Officer.

“In going forward, we have one goal in mind:  to thoughtfully and thoroughly address FDA’s remaining concerns as outlined in the March 2010 Complete Response Letter so that we may best facilitate the approval of our lead product,” stated Paul Goddard, Ph.D., Chairman of the Board.  “We remain fully committed to APF530, as we believe that this product could improve the lives of many patients suffering from cancer by treating one of the major morbidities associated with its treatment, namely chemotherapy-induced nausea and vomiting.  As potentially the first product that could address both acute-onset and delayed-onset nausea and vomiting with a single, subcutaneous injection at the time of chemotherapy administration, APF530 would represent an important treatment alternative for patients and physicians.”

About APF530

A.P. Pharma's lead product, APF530, is being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting (CINV).  APF530 contains the 5-HT3 antagonist granisetron formulated in the Company's proprietary Biochronomer™ drug delivery system, which allows therapeutic drug levels to be maintained for five days with a single subcutaneous injection.  Intravenous and oral formulations containing granisetron are approved for the prevention of acute-onset CINV, but not for delayed-onset CINV.  Granisetron was selected because it is widely prescribed by physicians based on a well-established record of safety and efficacy.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery technology.  The Company's primary focus is on its lead product, APF530, for the prevention of chemotherapy-induced nausea and vomiting (CINV).  A.P. Pharma submitted a New Drug Application (NDA) to the FDA in May 2009 and received a Complete Response Letter in March 2010 that outlined several issues that would need to be addressed prior to FDA approval of APF530.  The Company is in the process of preparing a resubmission to address the issues outlined in the Complete Response Letter.

A.P. Pharma's Forward-Looking Statements

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve risks and uncertainties, including uncertainties associated with the timely development, approval, launch and acceptance of our lead product, APF530, and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission.  We caution investors that forward-looking statements reflect our analysis only on their stated date.  We do not intend to update them except as required by law.

Corporate Contact:
A.P. Pharma, Inc.
John B. Whelan, 650-366-2626
Acting Chief Executive Officer

and

Investor and Media Relations:
Corporate Communications Alliance, LLC
Edie DeVine, 209-814-9564